NEWS FOR RELEASE:                                   CONTACT:  Jeffrey Lee
                                                    Demer IR Counsel, Inc.
                                                    (925) 938-2678 x241
                                                    jlee@demer-ir.com


    RAMTRON ANNOUNCES NOTE CONVERSION, 13D FILING AND WARRANT EXERCISES

COLORADO SPRINGS, CO - March 3, 2000-Ramtron International Corporation (Nasdaq:RMTR), a leading developer of specialty memory products, today announced three unrelated financial transactions that improve the company's capital structure.

First, Dimensional Fund Advisors has elected to convert its $3.4-million note, including accrued interest, into Ramtron common shares at a conversion rate of $5.00 per share, in accordance with the provisions of its July 1999 loan to the company. This note was due to be paid on July 31, 2000, but will now be retired with the $3.4 million recorded as additional paid-in capital.

Second, the NTC Liquidating Trust recently filed a 13D/A7 report with the Securities and Exchange Commission (SEC), disclosing that its beneficial ownership has decreased from 1,198,891 shares to 396,387 shares, or 2.83%, of Ramtron common stock. The NTC Liquidating Trust's remaining beneficial ownership position includes warrants to purchase 372,243 common shares at an exercise price of $5.00 per share with an expiration date of August 31, 2002.

Third, the first of the 14 investors in the company's $5.4-million private placement that closed on December 13, 1999, has exercised 52,500 warrants, the exercise price of which was $10.81 per common share, as specified in the placement memorandum. Net proceeds to the company were $568,000, with 52,500 additional common shares being issued.

"We believe all of these changes in Ramtron's capital structure are beneficial to our shareholders," said L. David Sikes, chairman and CEO of Ramtron. "We continue to work diligently to strengthen our balance sheet and access the capital required to grow our business."

About Ramtron

Ramtron International Corporation (Nasdaq:RMTR) is dedicated to the design, development and sale of ferroelectric RAM "FRAM" (registered trademark) memory products. The company also develops and markets high-speed enhanced DRAM "EDRAM" (registered trademark) products through its subsidiary, Enhanced Memory Systems Inc. Both companies are headquartered in Colorado Springs, Colorado.

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Except for historical information, the statements preceding are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

"FRAM" and "EDRAM" are registered trademarks of Ramtron International
Corporation.

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